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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report


                  Filed pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 26, 1997



                            BRANDYWINE REALTY TRUST
             (Exact name of registrant as specified in its charter)




         MARYLAND                     1-9106            23-2413352
(State or Other Jurisdiction        (Commission     (I.R.S. Employer
   of Incorporation)                file number)  Identification Number)



            10 CAMPUS BOULEVARD, NEWTOWN SQUARE, PENNSYLVANIA  19073
                    (Address of principal executive offices)


                                 (610) 325-5600
              (Registrant's telephone number, including area code)

                               Page 1 of 4 pages





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ITEM 5.  OTHER EVENTS.

                 On February 26, 1997, the Company and Brandywine Operating Partnership, L.P. entered into an Underwriting Agreement (the "Underwriting Agreement") with Smith Barney Inc. and Legg Mason Wood Walker, Incorporated (collectively, the "Underwriters") pursuant to which the Company agreed to sell to the Underwriters an aggregate of 2,200,000 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). In addition, the Company granted the Underwriters an option to purchase up to an additional 330,000 Common Shares solely to cover over-allotments, if any. The Common Shares are to be sold pursuant to the Underwriting Agreement at a price to the public of $20-5/8 per share. Proceeds to the Company, net of underwriting discounts and commissions equal to $1.08 per share and expenses, will be used by the Company to fund the purchase of the Acquisition Properties (defined below), to repay certain indebtedness, to purchase additional office and industrial properties (although no definitive agreements have been entered into for any such properties) and for working capital purposes. Closing of the offering of Common Shares pursuant to the Underwriting Agreement is subject to customary closing conditions.

               The Company has entered into agreements to acquire eight office buildings and two industrial facilities (collectively, the "Acquisition Properties"), which contain an aggregate of approximately 400,000 net rentable square feet, for an aggregate purchase price of approximately $28.6 million. If the purchase of the Acquisition Properties is consummated, the Company's portfolio will consist of 52 properties (47 of which are office properties and five of which are industrial properties) containing an aggregate of approximately 2.7 million net rentable square feet. Set forth below are brief descriptions of the Acquisition Properties.

- The Company has entered into an agreement of sale to purchase seven office properties containing approximately 235,209 net rentable square feet located in the Main Street development in Voorhees, New Jersey for approximately $21.5 million. As of December 31, 1996, the occupance rate of these properties was approximately 96.0%. Major tenants at these properties include Credit Lenders, AMC Theatres and Cooper Health Care Services.

- The Company has entered into an agreement of sale to purchase 1336 Enterprise Drive, an approximately 38,470 net rentable square foot, three-story office building located in the Goshen Corporate Park in East Goshen Township, Chester County, Pennsylvania for approximately $3.6 million. As of December 31, 1996, the building was 100% leased to CFM Technologies, Inc.

- The Company has entered into an agreement of sale to purchase 201 and 221 King Manor Drive, two industrial facilities containing an aggregate of approximately 124,960 net rentable square feet located in the King Manor Industrial Campus in King of Prussia, Montgomery County, Pennsylvania for approximately $3.5 million. Major tenants at these





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        properties include Reber-Friel Company, General Insulation Company and
        Central Sprinkler Corporation.

                 The consummation of the purchase of the Acquisition Properties is subject to the satisfaction of a number of conditions that, unless satisfied, could result in one or more of the Acquisition Properties not being acquired. Should a material number of these acquisitions not occur, the Company's cash available for distribution could be adversely affected.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)     Exhibits.

                 1.1 Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P., Smith Barney Inc. and Legg Mason Wood Walker, Incorporated.














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                                   SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          BRANDYWINE REALTY TRUST




Date:  February 27, 1997                  By:      /s/ Gerard H. Sweeney
                                             ----------------------------------
                                          Title:  President and Chief Executive
                                                  Officer

















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